P & F Industries, Inc.

      Subsidiary Sells Cylinder Division to Rosenboom Machine & Tool, Inc.

FARMINGDALE, N.Y., December 14, 2004, - P & F Industries, Inc. (Nasdaq NM: PFIN) announced today that it has entered into a definitive Asset Purchase Agreement dated December 13, 2004, and effective as of the close of business on December 10, 2004. Under this Agreement, Green Manufacturing, Inc., a wholly-owned subsidiary of P&F Industries, sold certain of its assets comprising its Hydraulic Cylinder Division to Rosenboom Machine & Tool, Inc. ("RMT"). RMT is a major manufacturer of hydraulic cylinders based in Sheldon, Iowa. The assets sold pursuant to the Agreement include, among others, property, machinery and equipment, raw materials, work-in-process inventory and certain intangibles. Green received net cash proceeds of approximately $3,650,000 and a promissory note of approximately $686,000 at the closing. In addition, Green may receive additional consideration based upon certain future sales by RMT.

In addition, RMT has agreed to hire all Green Hydraulic Cylinder Division employees in Bowling Green, Ohio. Green has retained its Access Division and Agricultural Division and RMT has agreed to lease certain space and provide certain services in connection with those operations to Green. As a result of the transaction, Green has effectively exited the hydraulic cylinder business.

Richard Horowitz, President and CEO of P&F Industries commented, "P & F management believes that the Hydraulic Cylinder Division is no longer a strategic fit with the remainder of P & F's operations and it was in the best interest of the Company to use the proceeds from the transaction for other corporate purposes. We remain committed to identifying potential opportunities to create greater value for our shareholders, customers and employees".

P & F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware Inc., Green Manufacturing, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware, and baseboard and radiant heating products. P & F's products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, are based upon the Company's historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing. These risks could cause the Company's actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P & F Industries, Inc.                        Lippert/Heilshorn & Assoc., Inc.
Joseph A. Molino, Jr.                         Jody Burfening/Seema Brin
Chief Financial Officer                       Investor Relations
631-694-1800                                  212-838-3777
jmolino@pfina.com                             jburfening@lhai.com/sbrin@lhai.com
www.pfina.com                                 www.lhai.com
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